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                                                                      EXHIBIT 8

                        [Letterhead of Miller Canfield]

                               February 10, 2004


Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North
Lansing, Michigan 48933

Ladies and Gentlemen:

         We have acted as counsel to Capitol Bancorp Ltd., a Michigan corporation ("Capitol"), in connection with the contemplated merger (the "Merger") of First Carolina State Bank, a North Carolina banking corporation ("First Carolina"), with CBC Bank, a North Carolina banking corporation and wholly-owned subsidiary of Capitol ("CBC"). The Merger shall occur pursuant to the General Statutes of North Carolina, as amended (the "N.C.G.S."), the North Carolina Business Corporation Act, as amended (the "NCBCA"), and the Agreement and Plan of Merger dated as of December 1, 2003, by and between Capitol and First Carolina (the "Merger Agreement").

         Our opinion is provided solely with respect to certain federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to the Merger Agreement. (All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.)

DESCRIPTION OF TRANSACTIONS

         The N.C.G.S., the NCBCA and the Merger Agreement essentially provide for (i) the merger of CBC with and into First Carolina, with First Carolina as the surviving corporation, and (ii) subject to certain exceptions, the conversion of each issued and outstanding share of common stock of First Carolina ("First Carolina Common Stock") issued and outstanding immediately prior to the effective date of the Merger into the right to receive: (A) a number of shares of common stock, no par value per share, of Capitol ("Capitol Common Stock"), equal to $14.00; or (B) cash in an amount equal to $14.00; or
(C) a combination thereof, with 50% of the outstanding shares of First Carolina Common Stock being exchanged for
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Capitol Common Stock and 50% being exchanged for cash, all as more fully described in the Merger Agreement.

FACTUAL ASSUMPTIONS, REPRESENTATIONS AND LIMITATIONS


         In rendering our opinion, we have examined and relied upon, and our opinion is conditioned upon the accuracy and completeness of, the facts, information, covenants and representations contained herein and in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and the Registration Statement on Form S-4 (registration no. 333-112105) (the "Registration Statement"), filed by Capitol under the Securities Act of 1933, as amended, with respect to the shares of Capitol Common Stock to be issued to holders of shares of First Carolina Common Stock upon consummation of the Merger. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies and the authenticity of the originals of such copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by Capitol and First Carolina. We also have assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement.


         In addition, we have relied upon, and this opinion is expressly conditioned on the accuracy of, certain representations made to us by Capitol and First Carolina. We have assumed, without independent verification, that such representations are true in all material respects as of the date hereof.

OPINION

         In order to qualify as a tax-free reorganization, a transaction must satisfy certain statutory requirements set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and several judicially-created requirements which have been developed through court rulings and Internal Revenue Service interpretations. For example, it is well established that in order for the Merger to be treated as a tax-free reorganization under Section 368 of the Code, each transaction must satisfy a "continuity of shareholder interest" requirement, a "continuity of business enterprise" requirement and a "business purpose" requirement. Based upon our review of certain representations and documentation concerning the Merger, we believe that the applicable statutory and judicial requirements will be satisfied by the Merger.

         Based upon and subject to the foregoing, and subject to the qualifications, if any, that follow, it is our opinion that, under presently applicable United States federal income tax law:

                  (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

                  (ii) Capitol and First Carolina will each be a party to that reorganization within the meaning of Section 368(b) of the Code;



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                  (iii) No gain or loss will be recognized by Capitol or First
         Carolina as a result of the Merger; and

                  (iv) No gain or loss will be recognized by any shareholder of First Carolina who exchanges all of their First Carolina Common Stock solely for shares of Capitol Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Capitol Common Stock).

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations and Proposed Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

         This opinion is solely for your information. It is not to be quoted in whole or in part or otherwise referred to (except in a list of closing documents), nor is it to be filed with any governmental agency or other person without our prior written consent.

         The opinion set forth above is limited to the federal income tax law of the United States of America. We express no opinion as to any matter not addressed herein and no opinion as to matters addressed herein other than as expressly set forth herein. Accordingly, and except as expressly set forth above, we express no other opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Sincerely,

                                /s/ MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
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                                MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.